Exhibit 10.36
AMENDED AND RESTATED KB HOME
2014 EQUITY INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
This Performance-Based Restricted Stock Unit Award Agreement (“Agreement”) is made on [DATE] (“Grant Date”) by and between KB Home, a Delaware corporation (“Company”), and [NAME] (“Employee”). Capitalized terms used in this Agreement and not defined herein have the respective meanings given to them in the Amended and Restated KB Home 2014 Equity Incentive Plan (“Plan”).
A G R E E M E N T
1.    Award. Subject to the terms of the Plan and this Agreement, the Company hereby awards to Employee (“Award”) a target number of [NUMBER] performance-based Restricted Stock Units (“Target Restricted Stock Units”). Except as otherwise set forth in the Plan or this Agreement, (i) the Award represents the right to receive a percentage of the Target Restricted Stock Units upon vesting thereof (“Award Shares”), with each Award Share representing the right to receive one (1) Share of Common Stock of the Company, and (ii) unless and until the Award has vested in accordance with the terms of this Agreement, Employee shall not have any right to the issuance or delivery of any Shares underlying the applicable Award Shares, any right as a stockholder with respect to such Shares, or any other consideration in respect of the Award or the applicable Award Shares. A copy of the Plan is attached hereto and/or is available upon request, and is made a part hereof.
2.    Vesting and Delivery of Award. Subject to Section 3 below, a percentage of the Award will vest based on satisfaction of the performance conditions and the other terms set forth in Attachment A to this Agreement as determined by the Committee in its sole discretion, which determination will be made on a date (“Determination Date”) that is no later than ninety (90) days after the end of the Performance Period (as defined in Attachment A), subject to Employee’s being employed from the Grant Date through to and including the Determination Date by the Company or any “subsidiary corporation” as defined in Section 424(f) of the Code and any applicable regulations promulgated thereunder or any other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company (each, a “Subsidiary”). Subject to the terms of the Plan and this Agreement, the Shares corresponding to the percentage of the Award that vests hereunder shall be delivered directly or indirectly to Employee (or Employee’s estate or permitted beneficiary(ies) in the event of the Employee’s death) within thirty (30) days following the Determination Date; provided that Employee (or Employee’s estate or permitted beneficiary(ies)) has paid to the Company the amount of any applicable taxes the Company is required to withhold. At Employee’s (or Employee’s estate’s or permitted beneficiary(ies)’) discretion, Employee (or Employee’s estate or permitted beneficiary(ies)) may direct the Company to withhold Shares to satisfy any such tax withholding obligation.
3.    Forfeiture of Award. Employee will immediately forfeit all rights, title and interests in and to any and all of the Award, without any consideration, that is unvested on the date Employee experiences a Termination of Service other than a Qualifying Termination (as defined below) or Termination of Service that occurs as a result of (a) Employee’s Retirement that occurs no earlier than one (1) year after the Grant Date, or (b) Employee’s death or Disability. Such forfeiture of the Award will also result in Employee immediately forfeiting any and all right to payment of any corresponding Dividend Equivalent (as defined in Section 4 below). The Committee, in its discretion, may accelerate the vesting under this Agreement for some or all of the Award at any time, subject to the limitations on acceleration set forth in the Plan. If and to the extent so accelerated, vesting will occur as of the date or upon the occurrence of the condition specified by the Committee.
(a)    If Employee Retires on a date that occurs one (1) year after the Grant Date or later and prior to the Determination Date, Employee will be eligible to receive only that percentage of Award Shares and Dividend Equivalent amount that Employee would otherwise be eligible to receive under this Agreement had Employee remained employed through the Determination Date that is equal to the ratio of the number of full calendar months Employee was employed by the Company or a Subsidiary (whether as an employee or otherwise) during the Performance Period and the number of full calendar months in the Performance Period; provided that Employee will forfeit entirely such eligibility, without any consideration, if Employee is employed in any capacity at any time prior to the Determination Date by a competitor of the Company, including without limitation any subsidiary or affiliate of any such competitor. For these purposes, the Company shall have the sole right to determine whether Employee’s Termination of Service constitutes a Retirement, and whether Employee is employed by a competitor or any subsidiary or affiliate thereof.

(b)    If Employee dies or becomes Disabled, Employee (or Employee’s estate or permitted beneficiary(ies)) will be eligible to receive the applicable Award Shares and Dividend Equivalent amount that Employee would otherwise be eligible to receive under this Agreement had Employee remained employed through the Determination Date. “Disability” means (i) “disability” as defined in any employment agreement then in effect between Employee and the Company or applicable Subsidiary or (ii) if not defined therein, or if there shall be no such agreement, “disability” as defined in the long-term disability plan then maintained by the Company or the applicable Subsidiary, or (iii) if there shall be no plan, a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes Employee to be unable to perform in all material respects his or her duties and responsibilities to the Company or applicable Subsidiary or any substantially similar duties and responsibilities. The Company shall have the sole right to determine whether Employee’s Termination of Service constitutes a Disability.
4.    Crediting and Payment of Dividend Equivalents. Employee will be credited with an amount (“Dividend Equivalent”) equal to the number of Target Restricted Stock Units multiplied by the amount per Share of any cash dividends declared by the Board on the outstanding Shares as and when declared with a record date during the period beginning on the Grant Date and ending on the Determination Date, or, if earlier, the date on which Employee forfeits any unvested Award. The Company will pay in cash to Employee an amount equal to the Dividend Equivalent credited to Employee multiplied by the ratio of (a) the applicable Award Shares Employee is eligible to receive as determined pursuant to Attachment A and (b) the Target Restricted Stock Units, as promptly as may be practicable, but, in any event, no later than the 15th day of the third month following the end of the first taxable year in which the Determination Date occurs.
5.    Additional Terms and Adjustments; Cancellation and Replacement.
(a)    This Award is made subject to all of the terms and conditions of the Plan, including without limitation any terms, rules, or determinations made by the Committee pursuant to its authority under the Plan and Plan provisions on adjustment of awards, non-transferability, satisfaction of tax requirements and compliance with other laws.
(b)    This Award may be canceled or replaced with a revised award at any time if the Company determines that this Award was granted in error or that this Agreement contains an error. If such determination is made, upon notice by the Company, all of Employee’s rights and all of the Company’s obligations as to any unvested portion of this Award shall immediately terminate. If the Company replaces this Award with a revised award, then Employee will solely have the benefits conferred under the revised award when and as such revised award is effective.
6.     Additional Restrictions. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales or other transfers of any applicable Award Shares, including without limitation (a) restrictions under an insider trading or other Company policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Employee and others following a public offering of the Company’s securities, (c) stock ownership or holding requirements and (d) the required use of a specified brokerage firm for such resales or other transfers. The Award Shares may not be sold, pledged, assigned or transferred in any manner other than as permitted by the Plan.
7.    California Law. This Agreement will be construed, administered and enforced in accordance with the laws of the State of California.
8.    Compliance With Laws. Employee acknowledges that the Plan and this Agreement are subject to compliance with all applicable laws and regulations, the rules of any Securities Exchange, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The applicable Award Shares will be subject to such restrictions, and Employee will, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements.
9.    Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous oral and written agreements and understandings relating to such subject matter. Employee agrees to be bound by the terms and conditions of this Agreement and of the Plan, and that in the event of any conflict between this Agreement and the terms of the Plan, the terms of the Plan will prevail. All designations, determinations, interpretations, and other decisions under or with respect to this Agreement or the Award will be within the sole discretion of the Committee, may be made at any time and will be final, conclusive, and binding upon all persons, including, but not limited to, the Company, any Subsidiary, Employee, any stockholder and any employee of the Company or any Subsidiary. EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE COMMITTEE SHALL ADMINISTER THIS AGREEMENT AND THE AWARD, AND THAT EMPLOYEE IS BOUND BY, AND THE AWARD IS SUBJECT TO, ANY TERMS, RULES OR DETERMINATIONS MADE BY THE COMMITTEE.
10.    Non-Transferability. The Award may not be sold, pledged, assigned or transferred in any manner other than as permitted by the Plan.
11.    No Obligation. Neither the execution and delivery of this Agreement nor the issuance of the Award or any Shares will confer upon Employee any right to be employed or engaged in any capacity by the Company or any Subsidiary, or to continue in such employment or engagement, or will interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge Employee at any time.
12.    Notice. Any notice given hereunder to the Company will be addressed to the Company at its corporate headquarters, attention Senior Vice President, Human Resources, and any notice given hereunder to Employee will be addressed to Employee at Employee’s address as shown on the records of the Company.
13.    Section 409A. This Agreement will be interpreted in accordance with Section 409A of the Code, to the extent applicable, including without limitation any Treasury Regulations or other Department of Treasury guidance that may be issued or amended after the date hereof, and will not be amended or modified in any manner that would cause this Agreement to violate the requirements of Section 409A. If, following the date hereof, the Committee determines that the Award may be subject to Section 409A, including such Department of Treasury guidance as may be issued after the date hereof, the Committee may, in its discretion, adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to (i) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A. Notwithstanding anything to the contrary in the Plan or in this Agreement, Employee agrees that Employee (or Employee’s estate or permitted beneficiary(ies)) will be solely responsible for the satisfaction of all taxes, interest and penalties that may be imposed on Employee or for Employee’s account in connection with this Award (including, without limitation, any taxes, interest and penalties under Section 409A), and neither the Company nor its Affiliates will have any obligation to reimburse, indemnify or otherwise hold Employee (or Employee’s estate or permitted beneficiary(ies)) harmless from any or all of such taxes, interest or penalties.
14.    Rescission; Recovery. This Agreement and the Award will be subject to rescission by the Company if an original of this Agreement executed by Employee is not received by the Company within four weeks of the Grant Date. In addition, Employee acknowledges the Award and any Award Shares and Dividend Equivalent are subject to, as the Committee determines, cancellation, recoupment, rescission, payback, offset, deduction or other recovery action by the Company under any applicable Company compensation recovery policy(ies), as it (they) may be amended from time to time.
15.    Term. Upon forfeiture of all of Employee’s rights, title, and interests in and to any and all of the Award pursuant to Section 3 above, this Agreement will terminate and be of no further force or effect.
16.    Effect of Change of Ownership.
(a) If Employee is (1) a participant under the Company’s Change in Control Severance Plan; or (2) is a participant under any other Company plan or policy (either, a “Policy”), or is party to a written agreement with the Company, providing for the acceleration of the vesting of, or the lapsing of restrictions with respect to, any compensatory equity award upon a Change of Ownership, Employee acknowledges and agrees that notwithstanding the terms of the Change in Control Severance Plan or of any other such Policy or written agreement, which terms Employee hereby waives to the extent set forth in this Section 16, the vesting of the Award will not accelerate upon a Change of Ownership if (i) the Company is the surviving company and remains publicly traded, or the surviving company (if not the Company) assumes the Award and is publicly traded, and (ii) the post-Change of Ownership Fair Market Value of the Award (inclusive of Award Shares and Dividend Equivalent) payable upon vesting (such value to be computed immediately after the Change of Ownership) is at least equal to the Award’s

“Adjusted Value” immediately before the Change of Ownership; provided, that if within the 18-month period following the Change of Ownership Employee experiences an involuntary Termination of Service without cause or a voluntary Termination of Service for good reason (either, a “Qualifying Termination”), the vesting of the Award will accelerate in full upon the effective date of any such Qualifying Termination as set forth in this Section 16. If a Change of Ownership occurs within one (1) year of the beginning of the Performance Period, the Award’s “Adjusted Value” equals 100% of the value as of the Change of Ownership of the Target Restricted Stock Units and Dividend Equivalent (with the applicable Determination Date for Dividend Equivalent being the effective date of the Change of Ownership). If a Change of Ownership occurs after the first year of the Performance Period, the Award’s “Adjusted Value” equals the value as of the Change of Ownership of the percentage of Award Shares and Dividend Equivalent (with the applicable Determination Date for Dividend Equivalent being the effective date of the Change of Ownership) payable to Employee as calculated in accordance with Attachment A, with the applicable Performance Period being deemed to have run until the end of the fiscal quarter immediately preceding the effective date of the Change of Ownership (“Adjusted Performance Period”), and for each metric set forth in Attachment A described to be measured or computed on a cumulative basis for the full original Performance Period, such metric will be calculated on a prorated basis equal to the length of the Adjusted Performance Period. If a Change of Ownership occurs prior to the beginning of the Performance Period, the Award will not vest and no amount will be payable to Employee under this Agreement. In addition, for these purposes, “good reason” and “cause” will have the definitions (A) as set forth in the Company’s Change in Control Severance Plan, or (B) as set forth in any Policy under which Employee is a participant or in a written agreement to which Employee is party if such Policy or such written agreement came into effect after the original effective date of the Company’s Change in Control Severance Plan.
(b) If there is a Change of Ownership that results in the acceleration of the vesting of the Award, including as a consequence of a Qualifying Termination, Employee shall be entitled to receive, subject to the terms of Sections 3 and 6 above, the Adjusted Value of the Award as set forth in Section 16(a) above.
(c) If prior to a Change of Ownership that occurs before the Performance Period ends Employee has (1) Retired on a date that occurs at least one (1) year after the Grant Date, or (2) died or become Disabled (i) the effective date of the Change of Ownership shall be treated as the Determination Date for purposes of Section 3(a) and Section 3(b) above, respectively; (ii) the end of the fiscal quarter immediately preceding the effective date of the Change of Ownership shall be treated as the end of the Performance Period for purposes of Section 3(a) above; and (iii) the Award (inclusive of Award Shares and Dividend Equivalent) payable to Employee shall otherwise be computed pursuant to Section 16(b) above and, subject to the terms of Section 6 above, paid to Employee (or Employee’s estate or permitted beneficiary(ies)) within thirty (30) days following the Determination Date established in (i) of this Section 16(c).
(d) By executing this Agreement and accepting the Award, Employee acknowledges and agrees that Employee is providing Employee’s express consent that (1) upon a Change of Ownership, the treatment of the Award shall be governed solely by this Section 16, which shall supersede and replace any vesting or restriction lapsing acceleration provisions that might apply to the Award in connection with a Change of Ownership under the Change in Control Severance Plan, or under any Policy under which Employee is a participant or in a written agreement to which Employee is a party, whether in existence currently or entered into in the future, unless a future arrangement or agreement specifically amends the terms of this Agreement; and (2) this Agreement shall override, amend and take precedence over any integration or entire agreement provisions in the Change in Control Severance Plan, under any Policy under which Employee is a participant or in a written agreement to which Employee is a party, in each case, as in effect on the Grant Date.
17.    General. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to Employee or the Award, or would disqualify the Award under any law deemed applicable by the Committee, such provision will be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Agreement, such provision will be stricken as to such jurisdiction, and the remainder of this Agreement will remain in full force and effect. Headings are given to the Sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings will not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof and, in the event of any conflict, the text of this Agreement, rather than such titles or headings, will control.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, and Employee have executed this Agreement as of the Grant Date.
KB HOME

By:

EMPLOYEE:
By:_______________________________________
    [NAME]
Date: _____________________________________
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